UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 24, 2009 (February 19, 2009)

ALEXZA PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51820	77-0567768
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Alexza Pharmaceuticals, Inc.
2091 Stierlin Court
Mountain View, California	94043
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (650) 944-7000

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 —	Corporate Governance and Management

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e) On February 19, 2009, the Board of Directors (the “Board”) of Alexza Pharmaceuticals, Inc. (the “Company”), based upon the approval and recommendation of the Compensation Committee (the “Committee”), approved an increase in the base salary of Michael J. Simms, the Company’s Senior Vice President, Operations and Manufacturing, to $320,500.
On February 24, 2009, the Board, based upon the approval and recommendation of the Committee, also approved the adoption of the 2009-2010 Performance Based Incentive Program (the “Performance Program”) for the Company’s employees, including its executive officers. The Performance Program is a two-year incentive program that was adopted to motivate and retain the Company’s employees. The Performance Program was adopted in lieu of the Company’s annual performance bonus programs that it had previously used in 2006, 2007 and 2008, a 2009 annual salary merit increase and annual refresh option grants typically granted to employees with more than 24 months of service. The Performance Program was adopted to encourage Company employees to focus on two key deliverables for the next 24 months, and to allow the Company to conserve cash resources by utilizing equity compensation as a major component of this program.
Under the terms of the Performance Program, each employee, including each executive officer, has been assigned a two-year target value amount (a “TVA”) based upon such employee’s current base salary, past bonus targets, past salary merit raises and an incentive multiplier, with the incentive multiplier increasing based on an employee’s employment level within the Company. Payouts under the Performance Program are contingent upon the achievement of two specified corporate milestones related to the submission and approval of a New Drug Application for the AZ-004 (Staccato loxapine) product candidate (the “Milestones”). Payouts under the Performance Program, if any, are comprised of cash, restricted stock units and stock option awards, and are calculated in accordance with a formula that takes into account each employee’s TVA and personal performance rating at the time the Company achieves any such Milestone. To conserve cash resources, the Performance Program provides that the first 70% of any TVA payout will be paid with restricted stock units and stock option awards. Under the terms of the Performance Program, a portion of the restricted stock units and stock option awards payable pursuant to the Performance Program will be granted today, with such restricted stock units vesting upon the achievement of the first Milestone and such stock option awards vesting 50% upon the achievement of the first Milestone and 50% on the first anniversary of the achievement of the first Milestone. The remaining portion of the restricted stock units and stock option awards payable pursuant to the Performance Program will be granted upon the achievement of the first Milestone, with such restricted stock units vesting upon the achievement of the second Milestone and such stock option awards vesting 50% upon the achievement of the second Milestone and 50% on the first anniversary of the achievement of the second Milestone. The relative weighting of the allocation of awards between cash, restricted stock units and stock option awards, and the TVA total percentage of salary varies based on each employee’s employment level within the Company, with the payouts to executive officers being weighted toward stock option awards rather than restricted stock units and a higher TVA total percentage of salary. In order to be eligible for participation in the Performance Program, an employee must be a current employee and in good standing with the Company on the date an applicable Milestone is achieved, and have at least a minimum personal performance rating of 70%. Stock option awards are valued based on a Black Scholes calculation of the option award value and restricted stock units are valued based on the closing price of a share of the Company’s Common Stock on the date the Board grants such restricted stock units.
The Company expects that the cash and stock awards payable for fiscal years 2009 and 2010, if any, will be calculated in the manner set forth above and will vary depending on the extent to which the Company achieves the specified Milestones and the attainment of individual personal performance ratings. In addition, the Company’s management team, the Committee and the Board retain the discretion to (i) increase, reduce or eliminate the cash and stock awards that otherwise might be payable to all employees or any individual based on actual performance as compared to the pre-established Milestones, and (ii) structure future or additional bonus and equity incentives in a manner that they believe will appropriately motivate and reward the Company’s employees, including the Company’s executive officers.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alexza Pharmaceuticals, Inc.
Date: February 24, 2009	By:	/s/ Thomas B. King
Thomas B. King,
President and Chief Executive Officer